Exhibit 11.1
GAMBLING.COM GROUP LIMITED
INSIDER TRADING POLICY
This document sets forth the Insider Trading Policy (this “Policy”) of Gambling.com Group Limited and its direct and indirect subsidiaries (collectively, the “Company”). This Policy establishes the policies and procedures that govern trading by Company personnel in Company securities. The securities of any other company about which such personnel learns material non-public information in the course of performing his or her duties for the Company are also covered by this Policy (except for Section 4 through 7 below which are specific to the Company).
This Policy has been adopted by the Company to fulfill its responsibilities as a public company under U.S. federal securities laws to prevent insider trading and to help its personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. Should you have any questions regarding this Policy, please contact the Company’s General Counsel, who is currently also the Compliance Officer of the Company (the “Compliance Officer”).
It is important that all Company personnel review this Policy carefully. Noncompliance with this Policy is grounds for disciplinary action, including and up to immediate termination. Failure to comply with the policies and procedures set forth below also can result in a serious violation of the U.S. federal securities laws by the person trading, leading to potential civil and criminal penalties for that person.
1.Scope of Policy
All directors, officers, and employees of the Company, together with all contractors and consultants of the Company, are subject to the prohibitions set forth in this Policy. Additionally, if designated by the Compliance Officer, all directors, officers, and employees of a joint venture in which Company has a financial interest (such a joint venture is referred to as a “Related Company”) are subject to the prohibitions set forth in this Policy.
Each person listed above is referred to as a “Covered Person” and is subject, along with their Associates (as defined in Section 2 of this Policy), to all terms, prohibitions and restrictions of this Policy, unless specifically otherwise stated herein (including as described in Section 4 of this Policy). The restrictions imposed by this Policy apply to trading in any Company securities, as well as any instrument that derives its value from the price of Company securities, including but not limited to, puts, calls, warrants, options and convertible securities whether or not issued by the Company (a “Derivative Security”), subject to the qualification, as provided in Section 4 and Section 6 of this Policy, that all Covered Persons are prohibited from engaging in certain types of transactions, including short sales of (and economically equivalent transactions relating to) Company securities. The restrictions imposed by this Policy also apply to trades in securities of any Related Company and any other company about which any Covered Person learns material non-public information in the course of performing his or her duties for the Company, such as securities of a Related Company or any company with which the Company may be entering into or negotiating major transactions, and Derivative Securities of any of the foregoing securities.

2.Additional Persons Subject to this Policy
Each of the policies and procedures under this Policy that is binding on a Covered Person also applies to the Associates of such Covered Person (i.e., any reference to a Covered Person’s obligations under this Policy also relates to his or her Associates).
“Associates” consist of:
(i)anyone, whether a Family Member or not, who resides in the household as a Covered Person;
(ii)any Family Member who does not live in the household of a Covered Person but whose transactions in Company securities or Derivative Securities are directed by or subject to the influence or control of a Covered Person (such as parents or children who consult with a Covered Person before they trade in Company securities or Derivative Securities).
“Family Members” consist of the following persons: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (or comparable co-habitation relationship), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, in each case including adoptive relationships.
This Policy applies to any entities that a Covered Person controls, including any controlled corporations, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy as if they were for the account of the Covered Person, unless the entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) and confirms to the reasonable satisfaction of the Compliance Officer that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws.
Situations may exist where a Covered Person has a record ownership of or beneficial interest in securities, but has no responsibility for investment decisions, such as, for example, where the investment decisions have been delegated to an investment adviser. In such cases, this Policy is not intended to proscribe dealings in securities so long as the Covered Person has neither discussed the merits of the investment with, nor provided inside information to, the person or persons having the decision-making investment responsibility. Similarly, this Policy does not proscribe the purchase, sale or holding of an interest in a publicly traded mutual fund, even if the fund holds or trades in Company securities or Derivative Securities.
For the avoidance of doubt, even if it is not explicitly stated so in the various sections of this Policy, all prohibitions, policies and procedures detailed in this Policy apply to each Covered Person, as well as to his or her Associates and all persons and entities listed in this Section 2. Each Covered Person is responsible for making sure that any Associate or other person/entity listed in this Section 2 that is subject to this Policy complies with it.
3.General Insider Trading Prohibition
Any Covered Person who possesses knowledge of any “material information” concerning the Company that has not been disclosed to the public is prohibited from (i) trading in Company securities or Derivative Securities, (ii) advising others to trade or to refrain from trading in Company securities or Derivative Securities, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade or to refrain from trading in Company securities or Derivative Securities.

These restrictions remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.
Any Covered Person who obtains, in the course of his or her employment with or engagement by the Company, knowledge of any “material information” concerning any other company or any “material information” that could affect the share price of any other comparable company, in each case which has not been disclosed to the public, is prohibited from (i) trading in securities of such other company or Derivative Securities of such other company, (ii) advising others to trade in securities of such other company or Derivative Securities of such other company, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade in securities of such other company or Derivative Securities of such other company. These restrictions remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.
For the avoidance of doubt, even if it is not explicitly stated so in the various sections of this Policy, all prohibitions, policies and procedures detailed in this Policy (except for Sections 4 through 7 below which relate to the Company only) apply to securities of any other company about which a Covered Person learns material non-public information in the course of performing his or her duties for the Company.
For purposes of insider trading liability, it does not matter that delaying the transaction until the material non-public information is disclosed or ceases to be material might cause the Covered Person or an Associate of a Covered Person to incur a financial loss, or whether there is some independent reason for the transaction (such as the need to raise money for an emergency expenditure). In addition, except in the limited circumstances discussed below (see “Approved Trading Plans”), it does not matter that a Covered Person or an Associate of a Covered Person may have decided to engage in a transaction before learning of the undisclosed material information. Further, it also is irrelevant that publicly disclosed information about the Company, a Related Company or any other applicable company would, without consideration of the undisclosed material information, provide a substantial basis for engaging in the transaction. The federal securities laws do not recognize any such mitigating circumstances and further, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Material Information
In general, information is considered material as it relates to any company if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, hold or sell securities of such company. While this standard is not always easy to apply, any information that could be expected to affect the price of a company’s ordinary shares (or any other securities that derives its value from such securities), whether positive or negative, should be considered material. Some examples of information that is almost always regarded as material include: significant transactions such as pending or proposed mergers, tender offers, acquisitions or dispositions; financial forecasts (especially earnings estimates); corporate restructurings; regulatory rulings; unanticipated changes in the level of sales, earnings or expenses or earnings that are not consistent with the consensus expectations of the investment community; material changes to previously filed financial statements; credit rating changes; stock splits; stock dividends; equity or debt offerings; management changes; entry into or loss of a substantial contract not in the ordinary course of business; impending bankruptcy or the existence of severe liquidity problems; and similar matters.

Any Covered Person who has questions as to the materiality of any non-public information is advised to contact the Compliance Officer for guidance. When in doubt as to the materiality of any non-public information, Covered Persons should refrain from trading.
Public Disclosure
Disclosure of material information to the public generally means the disclosure of the information in a filing with the Securities and Exchange Commission (the “SEC”) (such as the Company’s annual report on Form 20-F or current reports on Form 6-K) or otherwise released broadly to the marketplace (such as by a press release). More limited dissemination of the information, such as in a company communication to employees (even if it is to all employees generally) does not qualify as public disclosure. To ensure adequate disclosure, one full trading day should occur following public disclosure to allow the securities markets an opportunity to digest the news prior to any trading in securities described in this Policy may take place.
Tipping
Covered Persons who cannot trade in Company securities, securities of any other company, or Derivative Securities, by reason of the possession of material non-public information also may not either (i) disclose such information to any other person for the purpose of allowing the other person to trade in the above securities or (ii) provide trading advice with respect to the above securities (even though the non-public information that provides the basis for the advice is not disclosed to the person). Any such disclosure or trading advice constitutes a violation of the federal securities laws (referred to as “tipping”) and can result in liability for both the tipper and the tippee, as well as for the Company and supervisory personnel.
4.Blackout Periods and Prior Approval Requirement
This Section 4 shall not apply to all Covered Persons. This Section 4 shall only be applicable to (i) directors and officers of the Company, (ii) employees of the Company (or a Related Company) which hold the title of Vice President or above, and (iii) such other persons designated by the Compliance Officer from time to time (each a “Blackout Period Covered Person”).

Blackout Period Covered Persons are prohibited from trading in Company securities or Derivative Securities during blackout periods, regardless of whether they actually possess material non-public information.
Quarterly Blackout Periods
There are four regular blackout periods with respect to trading per year (the “Quarterly Blackout Periods”). Each Quarterly Blackout Period begins at 12:01 a.m. Eastern time on the day before the last day of the third month of the quarter (i.e. 12:01 a.m. Eastern time on each March 30, June 29, September 29 and December 30) and ends at 11:59 p.m. Eastern time on the close of trading on the first full trading day following the public dissemination by the Company of its quarterly (or, in the case of the fourth quarter, annual) financial results by press release to the national wire services or by making a filing with the SEC.
Blackout Period Covered Persons are prohibited from trading in Company securities or Derivative Securities during Quarterly Blackout Periods.

Designated Blackout Periods
Any Blackout Period Covered Person, at any time and from time to time, may be informed by the Compliance Officer that he or she, and his or her Associates, are subject to a designated blackout period due to such person’s involvement in or knowledge of a particular matter (a “Designated Blackout Period”, and together with a Quarterly Blackout Period, a “Blackout Period”). Blackout Period Covered Persons so advised are prohibited from trading in Company securities or Derivative Securities until they receive further written notice from the Compliance Officer. The existence of a Designated Blackout Period will not be announced other than to those who are subject to it. Any Blackout Period Covered Person or their Associates made aware of the existence of a Designated Blackout Period should not disclose the existence of such blackout for any reason.
It is important to keep in mind that, even if a Blackout Period is not in effect, the prohibition on trading on material non-public information continues to apply at all times.
Prior Approval Requirement
In addition to the Blackout Periods and compliance with the legal and other general prohibitions on insider trading, a Blackout Period Covered Person must obtain the written approval of the Compliance Officer before effecting a trade in Company securities or any Derivative Security (the “Prior Approval Requirement”) (to the extent that such persons are permitted to trade in Derivative Securities consistent with the restrictions described in Section 6 of this Policy). The Prior Approval Requirement also applies to Associates of the foregoing individuals. A request form for prior approval should be submitted at least two business days prior to the proposed transaction date (or the waiting period required by the bank/broker, if applicable). Blackout Period Covered Persons who have questions regarding the Prior Approval Requirement should contact the Compliance Officer.

5.Approved Trading Plans
Transactions by Covered Persons and their Associates pursuant to a written trading plan (an “Approved Plan”) will not violate this Policy and are not subject to the Blackout Period restrictions or pre-approval procedures if the following conditions are met:
•the Approved Plan, any change or amendment thereof and trades thereunder meets the requirements of the Company’s guidelines for Rule 10b5-1 Plans (established by the Compliance Officer in consultation with the Company’s outside counsel to the extent applicable).
•the Compliance Officer approves the Approved Plan prior to it being executed;
•the Approved Plan complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, including the following:
•the Approved Plan is a written, binding contract, instruction or plan entered into outside of a Blackout Period and at such time when the Covered Person is not in possession of material non-public information;
•the Approved Plan expressly specifies the amounts, prices and dates of transactions (specifically or through a written formula, or a combination thereof) or confers discretionary authority on another person (who is not a Covered Person or Associate and otherwise is not in possession of material non-public information) to effect one or more purchase or sale transactions for the account of the instructing person;
•the instructing person does not exercise any subsequent influence over how, when or whether the transactions are effected; and
•the purchase or sale occurs pursuant to the Approved Plan.
The Compliance Officer will approve any Approved Plan that complies with the terms of this Section 5.
A contract, instruction or plan of the type described above will generally only be necessary for a Blackout Period Covered Person and other persons who routinely come into contact with material non-public information and should not generally be necessary for other Covered Persons.
6.Short Term Speculation; Hedging Transactions; Restrictions on Pledges
The Company considers it improper and inappropriate for any Covered Person or their Associates to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may transfer the full risks and rewards of ownership over Company securities. Therefore, it is the Company’s policy that Covered Persons and their Associates may not engage, in any of the following transactions:
•Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Company shares and therefore creates the appearance of trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of long-term objectives. Accordingly, transactions in puts, calls or other Derivative Securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the next paragraph below.
•Standing Orders. A standing order placed with a broker to sell or purchase Company shares at a specified price leaves the shareholder with no control over the timing of the transaction. A transaction pursuant to a standing order – which does not meet the standards of an Approved Plan – executed by the broker when the Covered Person is aware of material non-public information may result in unlawful insider trading. Accordingly, standing orders are prohibited during any Blackout Period and at any time that the Covered Person is aware of material non-public information. Any pending standing order must be cancelled before the commencement of any Blackout Period.
•Hedging Transactions. Certain forms of hedging or monetization transactions allow Covered Persons to lock in much of the value of their Company securities, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the Covered Person to continue to own the covered Company security, but without the full risks and rewards of ownership. Such transactions may use methodologies or financial instruments including, but not limited to, short sales, puts, calls, collars, prepaid variable forward contracts and exchange funds. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other securityholders. Therefore, Covered Persons are prohibited from employing any such methodologies or using any such financial instruments with respect to a Company security absent prior written approval of the Compliance Officer. Any Covered Person that wishes to seek such approval must submit a request to the Compliance Officer at least one week prior to the proposed execution of documents related to such transaction.
•Margin Accounts and Pledges. A Covered Person may not hold Company securities in a margin account or pledge Company securities as collateral because a margin or foreclosure sale may occur when such Covered Person is aware of material non-public information or otherwise prohibited from trading in Company securities. Under certain circumstances an exception may be granted for a Covered Person to pledge Company securities as collateral for a loan (not including margin debt) where the Covered Person clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. Any Covered Person that wishes to do so must submit a request for approval to the Compliance Officer at least one week prior to the proposed execution of documents evidencing the proposed pledge and the Compliance Officer shall have absolute discretion over approving or rejecting such proposed pledge.
Any Covered Person who has questions as to whether a particular strategy would violate this Policy is advised to contact the Compliance Officer.
7.Application of this Policy to Specific Transactions
The provisions of this Policy apply to various investment decisions concerning Company securities made by a Covered Person in connection with Company’s equity incentive plans, as are in effect from time to time.
•Equity Incentive Plans. This Policy does not apply to the grant or the cash exercise of share options granted under Company’s equity incentive plans as in effect from time to time, and also would not apply to the delivery of shares to any entity administrating said plans on behalf of the Company upon exercise of such options to the extent such transactions are permissible under the equity incentive plans. However, the delivery of Company shares to any third party in payment for the exercise price of a share option and/or for tax withholding, known as a “cashless” or “same-day sale” exercise, as well as any sale to a third party of Company shares acquired upon the exercise of a share option, is subject to the same restrictions that apply to any other sale of Company securities, including the Prior Approval Requirement set forth in Section 4 of this Policy if the person effecting any such transaction is a Blackout Period Covered Person. These restrictions also apply to any Associate who acquires a transferred stock option.
•This Policy also does not apply to the vesting or delivery of restricted shares or restricted share units. The sale of Company shares acquired on the date of vesting or delivery of shares issued pursuant to such awards to any third party (including for tax withholding purposes) is subject to the same restrictions that apply to any other sale of Company securities, including the Prior Approval Requirement set forth in Section 4 of this Policy if the person effecting any such transaction is a Blackout Period Covered Person.
•Gifts. Gifts of Company securities or Derivative Securities during a Blackout Period may only be made with the prior written approval of the Compliance Officer. To the extent approval is granted, the recipient of a gift who is a Covered Person or an Associate of a Covered Person would be subject to the restrictions of this Policy in connection with any subsequent sale of the gifted securities.

•Employee Share Purchase Plan. This Policy does not apply to purchases of Company ordinary shares pursuant to any employee share purchase plan resulting from a Covered Person’s periodic contribution of money to such a plan pursuant to the election he or she made at the time of his or her enrollment in the plan. This Policy also does not apply to purchases of Company ordinary shares resulting from lump sum contributions to such a plan, provided that the Covered Person elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a Covered Person’s election to participate in such a plan for any enrollment period, and to his or her sales of Company ordinary shares purchased pursuant to such a plan.
8.Post-Termination Transactions
The restrictions imposed by this Policy, including any Blackout Period then in effect, will continue to apply to a Covered Person and their Associates after the termination of his or her employment with or engagement by the Company for such period of time as such Covered Person is aware of material non-public information until that information has become public or is no longer material. If a Covered Person’s employment or engagement has ended within a Blackout Period, he or she shall be subject to the Blackout Period restrictions detailed above.
9.Reason for the Prohibition
Under the federal securities laws, it is unlawful for any director, officer or employee of, or any person otherwise associated with, a public company to trade, or to enable others to trade, in the securities of that company while in possession of material non-public information. Violators may be subject to criminal prosecution and/or civil liability.
A criminal prosecution can result in a fine of up to $5 million (no matter how small the profit or even if there is a loss) and imprisonment for up to 20 years. Civil actions may be brought by a private plaintiff or the SEC. A person who has been found in a civil action brought by the SEC to have violated the prohibition on insider trading by purchasing or selling a security while in possession of material non-public information, or by communicating such information to another person who engages in such trading, can be held liable for a penalty up to three times the profit gained, or the loss avoided, by the person who traded while in possession of material non-public information. The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving, either permanently or for a period of time, as a director or officer of a public company. There are no limits on the size of the transaction that can trigger insider trading liability. Relatively small trades have in the past occasioned civil and criminal investigations and lawsuits.
Insider trading also can generate significant adverse publicity and, as a result, cause a substantial loss of confidence in the Company and its securities on the part of the public and the securities markets. This could have an adverse impact on the price of Company shares and other securities to the detriment of the Company and its shareholders.
Remember, anyone scrutinizing your transactions in Company securities or Derivative Securities will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
10.Conclusion

The Company will strictly enforce the prohibitions against insider trading and the additional restrictions and procedures set forth in this Policy. Any Covered Person, or their Associate, of the Company or any Related Company who is uncertain regarding the applicability of this Policy is urged to contact the Compliance Officer prior to executing any sale or purchase transaction involving Company securities or Derivative Securities to determine if he or she may properly proceed. Any decision made by the Compliance Officer pursuant to this Policy shall be considered final, and the basis for a particular decision may not necessarily be disclosed by the Compliance Officer. Directors and officers of the Company should be particularly careful, since avoiding the appearance of engaging in share transactions on the basis of material non-public information can be as important as avoiding consummating a transaction actually based on such information.
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Adopted: June 22, 2021, and amended on September 29, 2022, and further amended on September 18, 2023, and further amended on September 25, 2025.